                                                                       Exhibit 7

                            THE SEAGRAM COMPANY LTD.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                   FISCAL YEARS ENDED JUNE 30,
                                                              -------------------------------------
                                                                 2000          1999         1998
                                                              ----------    ----------    ---------
                                                              U.S. DOLLARS IN MILLIONS, EXCEPT PER
                                                                          SHARE AMOUNTS
Revenues....................................................   $15,686       $12,312       $9,474
Cost of revenues............................................     9,006         7,337        5,525
Selling, general and administrative expenses................     5,986         4,820        3,396
Restructuring charge (credit)...............................       (59)          405           --
                                                               -------       -------       ------
Operating income (loss).....................................       753          (250)         553
Interest, net and other expense.............................       661           457          228
Gain on sale of businesses..................................        98            --           --
Gain on USA transactions....................................        --           128          360
Gain on sale of Time Warner shares..........................        --            --          926
                                                               -------       -------       ------
                                                                   190          (579)       1,611
Provision (benefit) for income taxes........................       158           (33)         638
Minority interest...........................................        17           (26)          48
Equity earnings (losses) from unconsolidated companies......       109           137          (45)
                                                               -------       -------       ------
Income (loss) from continuing operations....................       124          (383)         880
Income (loss) from discontinued Tropicana operations, after
  tax.......................................................        --            (3)          66
Gain on sale of discontinued Tropicana operations, after
  tax.......................................................        --         1,072           --
Cumulative effect of change in accounting principle, after
  tax.......................................................       (84)           --           --
                                                               -------       -------       ------
Net income..................................................   $    40       $   686       $  946
                                                               =======       =======       ======
EARNINGS PER SHARE -- BASIC
  Income (loss) from continuing operations..................   $  0.28       $ (1.01)      $ 2.51
  Discontinued Tropicana operations, after tax..............        --          2.82         0.19
  Cumulative effect of change in accounting principle, after
     tax....................................................     (0.19)           --           --
                                                               -------       -------       ------
  Net income................................................   $  0.09       $  1.81       $ 2.70
                                                               =======       =======       ======
EARNINGS PER SHARE -- DILUTED
  Income (loss) from continuing operations..................   $  0.28       $ (1.01)      $ 2.49
  Discontinued Tropicana operations, after tax..............        --          2.82         0.19
  Cumulative effect of change in accounting principle, after
     tax....................................................     (0.19)           --           --
                                                               -------       -------       ------
  Net income................................................   $  0.09       $  1.81       $ 2.68
                                                               =======       =======       ======

        The accompanying notes are an integral part of these statements.
                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

                           CONSOLIDATED BALANCE SHEET

                                                              JUNE 30, 2000    JUNE 30, 1999
                                                              -------------    -------------
                                                                 U.S. DOLLARS IN MILLIONS
ASSETS
Cash and cash equivalents...................................     $ 1,230          $ 1,533
Receivables, net of allowances..............................       2,697            2,985
Inventories.................................................       2,422            2,627
Other current assets........................................       1,450            1,736
                                                                 -------          -------
          TOTAL CURRENT ASSETS..............................       7,799            8,881
Investments.................................................       5,603            5,663
Film costs, net of amortization.............................         991            1,251
Music catalogs, artists' contracts and advances.............       2,803            3,348
Property, plant and equipment, net..........................       3,099            3,158
Goodwill and other intangible assets........................      11,814           11,871
Other assets................................................         699              839
                                                                 -------          -------
                                                                 $32,808          $35,011
                                                                 =======          =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings and current portion of long-term
  debt......................................................     $   499          $ 1,053
Payables and accrued liabilities............................       3,960            4,808
Accrued royalties and participations........................       2,263            2,285
                                                                 -------          -------
          TOTAL CURRENT LIABILITIES.........................       6,722            8,146
Long-term debt..............................................       7,378            7,468
Accrued royalties and participations........................         575              434
Deferred income taxes.......................................       2,696            2,698
Other liabilities...........................................       1,326            1,499
Minority interest...........................................       1,882            1,878
                                                                 -------          -------
          TOTAL LIABILITIES.................................      20,579           22,123
                                                                 -------          -------
Shareholders' Equity
  Shares without par value..................................       4,762            4,575
  Retained earnings.........................................       8,460            8,707
  Accumulated other comprehensive income....................        (993)            (394)
                                                                 -------          -------
          TOTAL SHAREHOLDERS' EQUITY........................      12,229           12,888
                                                                 -------          -------
                                                                 $32,808          $35,011
                                                                 =======          =======

        The accompanying notes are an integral part of these statements.

                             Approved by the Board

            /s/ EDGAR M. BRONFMAN                         /s/ MATTHEW W. BARRETT
---------------------------------------------  ---------------------------------------------
              Edgar M. Bronfman                             Matthew W. Barrett
                  Director                                       Director

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              FISCAL YEARS ENDED JUNE 30,
                                                              ----------------------------
                                                               2000      1999       1998
                                                              ------    -------    -------
                                                                U.S. DOLLARS IN MILLIONS
OPERATING ACTIVITIES
Income (loss) from continuing operations....................  $  124    $  (383)   $   880
Adjustments to reconcile income (loss) from continuing
  operations to net cash provided:
  Depreciation and amortization of assets...................     720        527        289
  Amortization of goodwill..................................     347        246        127
  Gain on sale of businesses................................     (98)        --         --
  Gain on sale of Time Warner shares........................      --         --       (926)
  Gain on USA transactions..................................      --       (128)      (360)
  Minority interest in income (loss) of subsidiaries........      17        (26)        48
  Equity earnings from unconsolidated companies (in excess
     of) less than dividends received.......................     (35)       (45)       101
  Deferred income taxes.....................................      83         92        447
  Other.....................................................      69        120        (69)
  Changes in assets and liabilities, net of effect of
     acquisitions and dispositions:
     Receivables, net of allowances.........................     (60)       952       (324)
     Inventories............................................    (101)       (85)        14
     Other current assets...................................     390          6       (524)
     Music catalogs, artists' contracts and advances........      50         (2)       (88)
     Payables and accrued liabilities.......................    (574)       (69)        (7)
     Other liabilities......................................    (134)      (270)       151
                                                              ------    -------    -------
                                                                 674      1,318     (1,121)
                                                              ------    -------    -------
Net cash provided by (used for) operating activities........     798        935       (241)
                                                              ------    -------    -------
INVESTING ACTIVITIES
Acquisition of PolyGram.....................................      --     (8,607)        --
Sale of Tropicana...........................................      --      3,288         --
Sale of Champagne operations................................     310         --         --
Sale of Universal Concerts..................................     190         --         --
Sale of Time Warner shares..................................      --         --      1,863
USA transactions............................................    (242)      (243)      (368)
Capital expenditures........................................    (607)      (531)      (410)
Other.......................................................      69        (43)      (386)
                                                              ------    -------    -------
Net cash (used for) provided by investing activities........    (280)    (6,136)       699
                                                              ------    -------    -------
FINANCING ACTIVITIES
Dividends paid..............................................    (287)      (247)      (231)
Issuance of shares..........................................      --      1,417         --
Issuance of shares upon exercise of stock options and
  conversion of LYONs.......................................     187        314         86
Issuance of Adjustable Conversion-rate Equity Security
  Units.....................................................      75        900         --
Issuance of long-term debt..................................      99      5,086         41
Repayment of long-term debt.................................    (108)    (1,066)       (37)
Shares purchased and retired................................      --         --       (753)
(Decrease) increase in short-term borrowings and current
  portion of long-term debt.................................    (787)      (841)     1,053
                                                              ------    -------    -------
Net cash (used for) provided by financing activities........    (821)     5,563        159
                                                              ------    -------    -------
Net cash (used for) provided by continuing operations.......    (303)       362        617
                                                              ------    -------    -------
Net cash (used for) provided by discontinued operations.....      --         (3)        67
                                                              ------    -------    -------
Net (decrease) increase in cash and cash equivalents........    (303)       359        684
Cash and cash equivalents at beginning of period............   1,533      1,174        490
                                                              ------    -------    -------
Cash and cash equivalents at end of period..................  $1,230    $ 1,533    $ 1,174
                                                              ======    =======    =======

        The accompanying notes are an integral part of these statements.
                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                             COMMON SHARES
                                           WITHOUT PAR VALUE                   ACCUMULATED
                                         ---------------------                    OTHER            TOTAL
                                           NUMBER                 RETAINED    COMPREHENSIVE    SHAREHOLDERS'
                                         (THOUSANDS)    AMOUNT    EARNINGS       INCOME           EQUITY
                                         -----------    ------    --------    -------------    -------------
                                                 U.S. DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS
BALANCE AT JUNE 30, 1997...............    365,281      $ 809      $8,259         $ 354           $ 9,422
Components of comprehensive income:
  Net income...........................                               946                             946
  Currency translation adjustments.....                                             (72)              (72)
  Unrealized holding loss in equity
    securities, net of $44 tax
    benefit............................                                             (82)              (82)
                                                                                                  -------
  Total comprehensive income...........                                                               792
                                                                                                  -------
  Dividends paid ($.66 per share)......                              (231)                           (231)
  Shares issued -- exercise of stock
    options............................      2,751         84                                          84
               -- conversion of
    LYONs..............................         48          2                                           2
  Shares purchases and retired.........    (20,948)       (47)       (706)                           (753)
                                           -------      ------     ------         -----           -------
BALANCE AT JUNE 30, 1998...............    347,132        848       8,268           200             9,316
Components of comprehensive income:
  Net income...........................                               686                             686
  Currency translation adjustments.....                                            (599)             (599)
  Unrealized holding gain in equity
    securities, net of $8 tax..........                                               5                 5
                                                                                                  -------
  Total comprehensive income...........                                                                92
                                                                                                  -------
  Dividends paid ($.66 per share)......                              (247)                           (247)
  Shares issued -- exercise of stock
                   options and other
                   compensation........      8,493        312                                         312
               -- conversion of
    LYONs..............................         26          2                                           2
               -- issuance of common
                  shares...............     76,904      3,413                                       3,413
                                           -------      ------     ------         -----           -------
BALANCE AT JUNE 30, 1999...............    432,555      4,575       8,707          (394)           12,888
Components of comprehensive income:
  Net income...........................                                40                              40
  Currency translation adjustments.....                                            (348)             (348)
  Unrealized holding loss in equity
    securities, net of $140 tax
    benefit............................                                            (251)             (251)
                                                                                                  -------
  Total comprehensive income...........                                                              (559)
                                                                                                  -------
  Dividends paid ($.66 per share)......                              (287)                           (287)
  Shares issued -- exercise of stock
                   options and other
                   compensation........      4,585        183                                         183

               -- conversion of
    LYONs..............................         87          4                                           4
                                           -------      ------     ------         -----           -------
BALANCE AT JUNE 30, 2000...............    437,227      $4,762     $8,460         $(993)          $12,229
                                           =======      ======     ======         =====           =======

        The accompanying notes are an integral part of these statements.
                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     The Seagram Company Ltd. operates in four global business segments: music, filmed entertainment, recreation and other, and spirits and wine. The music business is conducted through Universal Music Group, which produces, markets and distributes recorded music throughout the world in all major genres. Universal Music Group also manufactures, sells and distributes video products in the United States and internationally, and licenses music copyrights. The filmed entertainment and recreation and other businesses are conducted through Universal Studios Group. The filmed entertainment business produces and distributes motion picture, television and home video products worldwide, operates and has ownership interests in a number of international cable channels and engages in the licensing of merchandising and film property rights. The recreation and other business operates theme parks and retail stores and is also involved in the development of entertainment software. The spirits and wine business, directly and through affiliates and joint ventures, produces, markets and distributes distilled spirits, wines, Ports and Sherries, coolers, beers, mixers and other low-alcohol beverages. In addition to marketing owned brands, the spirits and wine business also distributes distilled spirits, wine, champagne and beer brands owned by others.

  Summary of Significant Accounting Policies

     BASIS OF PRESENTATION The Seagram Company Ltd. is headquartered in Canada, and more than 50 percent of the Company's shares are held by U.S. residents. As a result, the Company has prepared its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). U.S. GAAP applicable to the Company conforms, in all material respects, to Canadian GAAP. Differences between U.S. and Canadian GAAP affecting these financial statements are discussed in Note 13. Should a material difference between the two accounting principles arise in the future, financial statements would be provided under both U.S. and Canadian GAAP.

     PRINCIPLES OF CONSOLIDATION AND ACCOUNTING FOR INVESTMENTS The consolidated financial statements include the accounts of The Seagram Company Ltd. and its subsidiaries. All intercompany accounts, transactions and profits have been eliminated. Investments in certain other companies in which Seagram has significant influence, but less than a controlling interest, are accounted for using the equity method. Investments in companies in which Seagram does not have significant influence are accounted for at market value if the investments are publicly traded, or at cost if not publicly traded.

     USE OF ESTIMATES The preparation of the financial statements requires management to make informed estimates, assumptions and judgments, with consideration given to materiality, that affect the reported amounts of assets, liabilities, revenues and expenses. For example, estimates are used in management's forecast of anticipated revenues in the music and filmed entertainment businesses and in determining valuation allowances for uncollectible trade receivables and deferred income taxes. Actual results could differ from those estimates.

REVENUES AND COSTS

     Music -- Revenues from the sale of recorded music, net of a provision for estimated returns and allowances, are recognized upon shipment to third parties. Advances to established recording artists and direct costs associated with the creation of record masters are capitalized and are charged to expense as the related royalties are earned, or when the amounts are determined to be unrecoverable. The advances are expensed when past performance or current popularity does not provide a sound basis for estimating that the advance will be recovered from future royalties.

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

     Filmed Entertainment -- Generally, theatrical films are first distributed in the worldwide theatrical and home video markets. Subsequently, theatrical films are made available for worldwide pay television, network exhibition, television syndication and basic cable television. Television films from the Company's library may be licensed for domestic and foreign syndication, cable or pay television and home video. Theatrical revenues from the distribution of films are recognized as the films are exhibited. Revenues from television and pay television licensing agreements are recognized when the films are available for telecast, and all other conditions of the sale have been met. Home video product revenues, less a provision for estimated returns and allowances, are recognized upon availability of product for retail sale. Film costs are stated at the lower of cost, less accumulated amortization, or net realizable value. The estimated total film production and participation costs are expensed based on the ratio of the current period's gross revenues to estimated total gross revenues from all sources on an individual production basis. Estimates of total gross revenues and costs can change significantly due to a variety of factors, including the level of market acceptance of film and television products. Accordingly, revenue and cost estimates are reviewed quarterly and revisions to amortization rates or write-downs to net realizable value may occur.

     Film costs, net of amortization, for completed theatrical films intended for distribution in the worldwide theatrical, home video and pay television distribution markets are classified as other current assets. The portion of released film costs expected to be realized from secondary markets such as network exhibition, television syndication and basic cable television are reported as noncurrent assets. Other costs relating to film production, including the purchase price of literary properties and related film development costs, and the film library are classified as noncurrent assets.

     In order to effectively manage our capital needs and costs in the film business, we may utilize a variety of arrangements, including co-production, insurance, contingent profit participation and the sale of certain distribution rights. In connection with our review of capital needs and costs, the Company has entered into an agreement with an independent third-party to sell substantially all completed feature films produced over the period 1997 - 2000. Films under the agreement are sold at our cost and no revenue or expense from the initial sale of the films is recognized. The Company distributes these films and maintains an option to reacquire the films at fair value, based on a formula considering the remaining estimated total gross revenues, net of costs, at the time of reacquisition. No films have been reacquired as of June 30, 2000. Following the sale to the third-party, we accrue participations due to the third-party in the same manner that the Company has historically amortized film costs under Financial Accounting Standard (SFAS) No. 53, Financial Reporting by Producers and Distributors of Motion Picture Films. As a distributor, the Company has recorded, in its statement of income, the revenues received from and operating expenses related to the films in all markets where we bear financial risk for film performance, and, in interest, net and other expense, certain other costs relating to the agreement.

     Recreation and Other -- Revenues at theme parks are recognized at the time of visitor attendance. Revenues for retail operations are recognized at point-of-sale.

     Spirits and Wine -- Revenues from the sale of spirits and wines are recognized when products are shipped. The Company establishes provisions for estimated returns and allowances at the time of shipment. Accruals for customer discounts and rebates are recorded when revenues are recognized.

     FOREIGN CURRENCY TRANSLATION For operations in highly inflationary economies the U.S. dollar is utilized as the functional currency. Affiliates outside the U.S. generally use the local currency as the functional currency. For affiliates in countries considered to have a highly inflationary economy, inventories and property, plant and equipment are translated at historical exchange rates and translation effects are included in net income. The cumulative currency translation adjustment balance was $(1,446) million, $(1,098) million and $(499) million at June 30, 2000, 1999 and 1998, respectively.

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

     CASH AND CASH EQUIVALENTS Cash equivalents include time deposits and highly liquid investments with original maturities of three months or less.

     INVENTORIES Inventories consist principally of spirits and wines and are stated at cost, which is not in excess of market. The cost of spirits and wines inventories is determined by either the last-in, first-out (LIFO) method or the identified cost method. In accordance with industry practice, current assets include spirits and wines inventories which are aged for varying periods of years. The cost of music, retail and home video inventories is determined by the first-in, first-out (FIFO) method.

     PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment is carried at cost. Depreciation is determined using the straight-line method based on the estimated useful lives of the assets, generally at annual rates of 2 1/2 - 10 percent for buildings, 4 - 33 percent for machinery and equipment and 10 - 50 percent for other assets.

     GOODWILL AND INTANGIBLE ASSETS The Company has significant acquired intangible assets, including goodwill, music catalogs, artists' contracts, music publishing assets, film libraries, copyrights and trademarks. Artists' contracts and music catalogs are amortized on an accelerated basis over 14 and 20 years, respectively. From the date of acquisition, the acceleration results in 80 percent of artists' contracts being amortized within the first eight years and 50 percent of music catalogs being amortized within the first five years. Music publishing assets, film libraries and copyrights are amortized on a straight-line basis over 20 years. Goodwill is amortized on a straight-line basis over periods up to 40 years. The Company reviews the carrying value of goodwill and intangible assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of discounted estimated future operating cash flows anticipated to be generated during the remaining amortization period to the net carrying value. Music catalogs, artists' contracts, music publishing assets and copyrights includes $400 million of the cost of the 1995 Universal acquisition and approximately $2.8 billion of the cost of the December 1998 PolyGram acquisition. A film library acquired in connection with the Universal acquisition was valued at $300 million.

     STOCK-BASED COMPENSATION Compensation cost attributable to stock option and similar plans is recognized based on the difference, if any, between the quoted market price of the Company's common shares on the date of grant over the exercise price of the option. The Company does not issue options at prices below market value at date of grant.

     DERIVATIVE FINANCIAL INSTRUMENTS The Company enters into foreign currency and interest rate derivative contracts for the purpose of minimizing risk. The Company uses currency forwards and options to hedge firm commitments and a portion of its foreign indebtedness. In addition, the Company hedges foreign currency risk on intercompany payments and receipts through currency forwards, options and swaps which offset the exposure being hedged. Gains and losses on forward contracts are deferred and offset against foreign exchange gains and losses on the underlying hedged transaction. Gains and losses on forward contracts used to hedge foreign debt and intercompany payments are recorded in the income statement in selling, general and administrative expenses. The Company uses interest rate swaps and swaptions to manage net exposure to interest rate movements related to its borrowings and to lower its overall borrowing costs. Net payments or receipts are recorded as adjustments to interest expense. Interest rate instruments generally have the same life as the underlying interest rate exposure. Gains or losses on the early termination of interest rate instruments are recognized over the remaining life, if any, of the underlying exposure as an adjustment to interest expense.

NEW ACCOUNTING GUIDANCE

     Start-Up Costs--It has been the Company's policy to capitalize one-time, direct incremental costs incurred prior to the initial opening of major recreation facilities, including sales and marketing, park set-up
                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

and training. Capitalized start-up costs were amortized over a twelve-month period upon the opening of the facility. At June 30, 1999, capitalized costs were $141 million. Amortization of start-up costs were $14 million and $1 million in fiscal 1999 and 1998, respectively. On July 1, 1999, the Company adopted the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AcSEC) Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities, which requires that costs of start-up activities and organization costs be expensed as incurred. The adoption of SOP 98-5 resulted in an $84 million non-cash after-tax charge in fiscal 2000, which was recorded as a cumulative effect of a change in accounting principle.

     Financial Instruments--SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, issued by the Financial Accounting Standards Board
(FASB), will require the Company to recognize all derivatives in the financial statements at fair value beginning July 1, 2000. Changes in the fair value of all derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether the derivative is used to hedge fair-value or cash-flow transactions. The ineffective portion of all hedges will be recognized in current-period earnings. The adoption of SFAS 133 will not have a material effect on the Company's financial statements.

     Film Accounting--In June 2000, the AcSEC issued SOP 00-2, Accounting by Producers or Distributors of Films. The SOP supersedes current film accounting standards related to the recognition of revenues, costs and expenses and film cost valuation and will be adopted by the Company on July 1, 2000. The SOP requires that advertising costs for theatrical and television product be expensed as incurred. Additionally, the SOP requires that certain abandoned project costs, which were previously capitalized as film costs, be expensed on an accelerated basis. Film costs are also required to be presented on the balance sheet as noncurrent assets. In connection with the adoption of SOP 00-2, the Company will expense story costs as incurred. The adoption of SOP 00-2 will result in an approximate $360 million non-cash after-tax charge to reduce the carrying value of film inventory, which will be reported as a cumulative effect of a change in accounting principle.

     RECLASSIFICATIONS Certain prior period amounts in the financial statement notes have been reclassified to conform with the current year presentation.

NOTE 2  SIGNIFICANT TRANSACTIONS

  Acquisition of PolyGram

     On December 10, 1998, the Company acquired 99.5 percent of the outstanding shares of PolyGram N.V. (PolyGram), a global music and entertainment company, for $8,607 million in cash and approximately 47.9 million common shares of the Company. Substantially all of the common shares were issued to Koninklijke Philips Electronics N.V., which had owned 75 percent of the PolyGram shares. The acquisition has been accounted for under the purchase method of accounting, and accordingly the results of the operations of PolyGram are included in the results of the Company's music and filmed entertainment segments from the date of acquisition. The acquisition was financed through both short-term and long-term borrowings

     Allocation of Purchase Price -- The Company completed a purchase price study related to its acquisition of PolyGram in order to assess and allocate the purchase price among tangible and intangible assets acquired

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

and liabilities assumed, based on fair values at the acquisition date. The final allocation of purchase price follows:

                                                              U.S. DOLLARS IN MILLIONS
                                                              ------------------------
Identifiable intangible assets..............................          $ 2,774
Goodwill....................................................            9,616
Accrual for exit activities.................................             (510)
All other, net..............................................           (1,080)
                                                                      -------
                                                                      $10,800
                                                                      =======

     Intangible Assets -- Identifiable intangible assets consist of music catalogs, artists' contracts, music publishing assets, distribution networks and customer relationships. Acquired music catalogs, artists' contracts and music publishing assets are amortized over periods ranging from 14 to 20 years, on an accelerated basis, and other intangibles are amortized over a 40-year period, on a straight-line basis. Goodwill is the excess of purchase price over the fair value of assets acquired and liabilities assumed, and is amortized on a straight-line basis over a 40-year period.

     Accrual for Exit Activities -- In connection with the integration of PolyGram and Seagram, management developed a formal exit activity plan that was committed to by management and communicated to employees shortly after the acquisition was consummated. The accrual for exit activities consists principally of facility elimination costs, including leasehold termination payments and incremental facility closure costs, contract terminations, relocation costs and the severance of approximately 1,700 employees. The utilization of the accrual for exit activities to date follows:

                                                                UTILIZED
                                                            -----------------     BALANCE AT
                                         EXIT ACTIVITIES    CASH     NON-CASH    JUNE 30, 2000
                                         ---------------    -----    --------    -------------
                                                       U.S. DOLLARS IN MILLIONS
Facility elimination costs.............       $ 45          $ (23)     $ (1)         $ 21
Contract terminations..................         68            (44)      (13)           11
Severance or relocation................        397           (207)      (15)          175
                                              ----          -----      ----          ----
                                              $510          $(274)     $(29)         $207
                                              ----          -----      ----          ----

     As of June 30, 2000, remaining exit activities relate principally to contractual obligations, facility elimination and severance payments to be made in future periods.

  Disposition of Tropicana

     On August 25, 1998, the Company completed the sale of Tropicana Products, Inc. and the Company's global fruit juice business (Tropicana) for approximately $3,288 million in cash, which resulted in a pre-tax gain of $1,445 million ($1,072 million after tax). Tropicana produced and marketed Tropicana, Dole and

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

other branded fruit juices and beverages. Summarized financial information related to the discontinued Tropicana business follows:

                                                         PERIOD ENDED      FISCAL YEAR ENDED
                                                        AUGUST 25, 1998      JUNE 30, 1998
                                                        ---------------    -----------------
                                                              U.S. DOLLARS IN MILLIONS
Revenues..............................................       $337               $1,986
Cost of revenues......................................        266                1,394
Selling, general and administrative expenses..........         68                  423
                                                             ----               ------
Operating income......................................          3                  169
Interest expense......................................          3                   39
Provision for income taxes............................          3                   64
                                                             ----               ------
Income (loss) from discontinued operations............       $ (3)              $   66
                                                             ====               ======

     Interest expense above represents allocations based on the ratio of net assets of discontinued operations to consolidated net assets.

  USA Transactions

     On October 21, 1997, Universal acquired from Viacom Inc. the remaining 50 percent interest in the USA Networks partnership for $1.7 billion in cash. This purchase was in addition to Universal's original 50 percent interest in USA Networks. The acquisition was accounted for under the purchase method of accounting. The cost of the acquisition was allocated on the basis of the estimated fair market value of the assets acquired and liabilities assumed. This transaction resulted in $1.6 billion of goodwill which was being amortized over 40 years.

     On February 12, 1998, Universal sold its acquired 50 percent interest in USA Networks to USA Networks, Inc. (USAi) and contributed its original 50 percent interest in USA Networks, the majority of its television assets and 50 percent of the international operations of USA Networks to USANi LLC. In this transaction, Universal received $1,332 million in cash, a 10.7 percent interest in USAi and a 45.8 percent exchangeable interest in USANi LLC. Universal recognized a gross gain of $583 million, before taking into consideration the effect of the transaction, which impaired certain remaining television assets and transformed various related contractual obligations into adverse purchase commitments. The fair value of these items was determined based on expected future cash flows. The impairment losses and adverse purchase commitments arising from the transaction aggregated $223 million and were reflected in the net gain of $360 million ($222 million after tax). During 1999, $128 million of accrued costs were reversed as a result of the favorable settlement of certain contractual obligations and adverse purchase commitments. The transactions resulted in $82 million of goodwill, which is being amortized over 40 years. The investment in the 18.2 million shares of USAi common stock held by Universal at June 30, 2000 is accounted for at market value ($393 million at June 30, 2000) and has an underlying historical cost of $211 million. The investment in 13.4 million shares of Class B common stock of USAi is carried at its historical cost of $136 million. The investment in the LLC is accounted for under the equity method.

  Pro Forma Financial Information

     The unaudited condensed pro forma income statement data presented below assume the PolyGram acquisition, the sale of Tropicana and the USA transactions occurred at the beginning of the 1998 fiscal year. The pro forma information is not necessarily indicative of the combined results of operations of the Company that would have occurred if the transactions had occurred on the date previously indicated, nor is it necessarily indicative of future operating results of the Company.
                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

                                                                  FISCAL YEARS ENDED
                                                                       JUNE 30,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
                                                              U.S. DOLLARS IN MILLIONS,
                                                                   EXCEPT PER SHARE
                                                                       AMOUNTS
Revenues....................................................    $15,344        $14,587
Net income (loss)...........................................    $  (208)       $   447
Earnings (loss) per share:
  Basic.....................................................    $ (0.52)       $  1.12
  Diluted...................................................    $ (0.52)       $  1.11

  Other Transactions

     Disposition of Concert Operations--On September 10, 1999, the Company completed the sale of Universal Concerts, Inc. for proceeds of approximately $190 million. This transaction resulted in a pre-tax gain of $98 million.

     Disposition of Champagne Operations--On July 2, 1999, the Company completed the sale of its Mumm and Perrier-Jouet Champagne operations for approximately $310 million. The sale price approximated book value and therefore no gain or loss was recognized. Through agreements with the purchaser, Seagram has retained global distribution rights for Mumm and Perrier-Jouet Champagnes for a ten-year period.

     Time Warner Shares--On February 5, 1998, the Company sold 15 million shares of Time Warner common stock for pre-tax proceeds of $958 million. On May 27, 1998, the Company sold its remaining 11.8 million shares of Time Warner common stock for pre-tax proceeds of $905 million. The aggregate gain on the sale of the shares was $926 million ($602 million after tax).

NOTE 3  RESTRUCTURING CHARGE

     Management developed and committed to a formal plan that was communicated to employees to restructure its music and filmed entertainment operations after the acquisition of PolyGram. This plan resulted in a fiscal 1999 pre-tax restructuring charge of $405 million. The charge related entirely to the Company's existing global music and film production, financial, marketing and distribution operations and included severance, elimination of duplicate facilities and labels, termination of artists' and distribution contracts and costs related to exiting film production arrangements and properties in development. The major components of the charge were:

                                                                      FILMED
                                                          MUSIC    ENTERTAINMENT    TOTAL
                                                          -----    -------------    -----
                                                             U.S. DOLLARS IN MILLIONS
Severance and other employee-related costs..............  $111          $15         $126
Facilities and labels...................................   124            4          128
Contract termination and other costs....................    78           73          151
                                                          ----          ---         ----
                                                          $313          $92         $405
                                                          ----          ---         ----

     The severance and other employee-related costs provided for a reduction of approximately 1,200 employees worldwide related to facility closures, duplicate position eliminations and streamlining of operations related to cost reduction initiatives. The facilities and labels elimination costs provided for domestic and international lease and label terminations and the write-off of the net book value of furniture, fixtures and equipment and leasehold improvements for vacated properties. The costs of contract terminations were comprised primarily of artists' contracts, distribution contracts, story property commitments and filmed entertainment term deals. The cash and non-cash elements of the restructuring charge approximated $318
                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

million and $87 million, respectively. Many restructuring activities are complete or near completion. Due to the favorable settlement of certain contractual and employee severance obligations, $59 million of the original restructuring charge was credited to income in the second quarter of fiscal 2000. The utilization of the restructuring charge to date follows:

                                                                       UTILIZED
                                        ORIGINAL   RESTRUCTURING   ----------------    BALANCE AT
                                         CHARGE       CREDIT       CASH    NON-CASH   JUNE 30, 2000
                                        --------   -------------   -----   --------   -------------
                                                         U.S. DOLLARS IN MILLIONS
Severance and other employee-related
  costs...............................    $126         $(12)       $ (74)    $ (3)        $ 37
Facilities and labels.................     128          (35)          (9)     (56)          28
Contract termination and other
  costs...............................     151          (12)         (75)     (28)          36
                                          ----         ----        -----     ----         ----
                                          $405         $(59)       $(158)    $(87)        $101
                                          ====         ====        =====     ====         ====

     As of June 30, 2000, essentially all of the employees provided for under the restructuring initiative have separated from the Company. Remaining restructuring activities relate principally to contractual obligations and severance payments to be made in future periods.

NOTE 4  INVESTMENTS

     The Company's investments consist of:

                                                             JUNE 30, 2000    JUNE 30, 1999
                                                             -------------    -------------
                                                                U.S. DOLLARS IN MILLIONS
Equity method investments:
  USANi LLC................................................     $2,719           $2,329
  Other....................................................      1,568            1,710
                                                                ------           ------
                                                                 4,287            4,039
                                                                ------           ------
Cost and fair-value investments:
  DuPont...................................................        719            1,123
  USAi common stock........................................        393              365
  USAi Class B common stock................................        136              136
  Other....................................................         68               --
                                                                ------           ------
                                                                 1,316            1,624
                                                                ------           ------
                                                                $5,603           $5,663
                                                                ======           ======

     Equity method investments -- The Company has a number of investments in unconsolidated companies which are 50 percent or less owned or controlled, that are accounted for using the equity method. The most significant of these is USANi LLC, which is part of our filmed entertainment business and is engaged in network and first run syndication television production, domestic distribution of its and Universal's television production and operation of the USA Network and SCI-FI Channel cable networks (49 percent equity interest). Other filmed entertainment equity investments include Loews Cineplex Entertainment Corporation, primarily engaged in theatrical exhibition of motion pictures in the U.S. and Canada (26 percent owned); Cinema International Corporation and United Cinemas International, both engaged in theatrical exhibition of motion pictures in territories outside the U.S. and Canada (49 percent owned), and several other equity investments primarily related to our international television networks. Significant investments in the recreation and other business include Universal City Development Partners, (50 percent owned) which owns Universal Orlando, a themed tourist attraction in Orlando, Florida, that includes Universal Studios, Islands of Adventure, CityWalk, Hard Rock Live and a 50 percent interest in the Portofino Bay Hotel (a Loews hotel);

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

USJ Co., Ltd., which has begun development of a motion picture themed tourist attraction, Universal Studios Japan, and owns commercial real estate in Osaka, Japan (24 percent owned); Universal Studios Port Aventura, a theme park located in Spain (37 percent owned); SEGA GameWorks LLC, which designs, develops and operates location-based entertainment centers (27 percent owned); and Interplay Entertainment Corp., an entertainment software developer (16 percent owned). In the music business, the most significant equity investment is GetMusic, an online music alliance to create Internet sites that promote and sell music (50 percent owned). The spirits and wine business has an investment in Kirin-Seagram Limited, which is engaged in the manufacture, sale and distribution of distilled beverage alcohol and wines in Japan (49 percent owned).

     Summarized financial information for the Company's investments in unconsolidated companies, derived from unaudited historical financial results, follows:

SUMMARIZED BALANCE SHEET INFORMATION

                                                             JUNE 30, 2000    JUNE 30, 1999
                                                             -------------    -------------
                                                                U.S. DOLLARS IN MILLIONS
Current assets.............................................     $ 2,250          $ 1,897
Noncurrent assets..........................................      12,781           11,928
                                                                -------          -------
                                                                $15,031          $13,825
                                                                =======          =======
Current liabilities........................................     $ 2,123          $ 1,991
Noncurrent liabilities.....................................       4,693            3,883
Equity.....................................................       8,215            7,951
                                                                -------          -------
                                                                $15,031          $13,825
                                                                =======          =======
Proportionate share of net assets of unconsolidated
  companies................................................     $ 3,392          $ 3,691
                                                                =======          =======

     Approximately $700 million of the cost of the 1995 Universal acquisition was allocated to goodwill related to investments in unconsolidated companies and is being amortized on a straight-line basis over 40 years.

SUMMARIZED STATEMENT OF OPERATIONS

                                                            FISCAL YEARS ENDED JUNE 30,
                                                           -----------------------------
                                                            2000       1999       1998
                                                           -------    -------    -------
                                                             U.S. DOLLARS IN MILLIONS
Revenues.................................................  $6,117     $5,294     $4,561
Earnings before interest and taxes.......................  $  286     $  351     $  366
Net income...............................................  $  241     $  314     $  173

     The equity earnings (losses) of unconsolidated companies in the consolidated statement of income includes goodwill amortization related to unconsolidated companies of $17 million, $35 million and $81 million for the fiscal years ended June 30, 2000, 1999 and 1998, respectively, principally in the filmed entertainment and recreation and other segments. Additionally, operating income for the fiscal year ended June 30, 1998 includes $76 million of income from USA Networks for the period from October 21, 1997 to February 12, 1998 when the Company owned 100 percent of USA Networks as described in Note 2.

  Cost and fair-value investments

     DuPont -- At June 30, 2000, the Company owned 16.4 million shares of the outstanding common stock of E.I. du Pont de Nemours and Company (DuPont). The Company accounts for the investment at market
                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

value which was $719 million at June 30, 2000. The underlying historical book value of the DuPont shares is $187 million, which represents the historical cost of the shares plus unremitted earnings related to those shares.

     USAi -- At June 30, 2000, the Company owned 18.2 million shares of the outstanding common stock of USAi. The investment, which is accounted for at market value ($393 million at June 30, 2000), has an underlying cost of $211 million. At June 30, 2000, the Company also owned 13.4 million shares of USAi Class B common stock which is carried at its historical cost of $136 million.

     Other -- Other cost and fair-value investments at June 30, 2000, are primarily related to our music electronic business initiatives.

NOTE 5  LONG-TERM DEBT AND CREDIT ARRANGEMENTS

LONG-TERM DEBT

                                                              JUNE 30, 2000    JUNE 30, 1999
                                                              -------------    -------------
                                                                 U.S. DOLLARS IN MILLIONS
6.5% Debentures due 2003....................................     $  200           $  200
8.35% Debentures due 2006...................................        200              200
8.35% Debentures due 2022...................................        200              200
6.875% Debentures due 2023..................................        200              200
6% Swiss Franc Bonds due 2085 (SF 250 million)..............        153              162
7.50% Adjustable Conversion-rate Equity Security Units(1)...      1,004              927
Other.......................................................        293              208
                                                                 ------           ------
                                                                  2,250            2,097
                                                                 ------           ------
Joseph E. Seagram & Sons, Inc. (JES), guaranteed by Company:
  5.79% Senior Notes due 2001...............................        250              250
  6.25% Senior Notes due 2001...............................        600              600
  6.4% Senior Notes due 2003................................        400              400
  6.625% Senior Notes due 2005..............................        475              475
  8.375% Debentures due 2007................................        200              200
  7% Debentures due 2008....................................        200              200
  6.8% Senior Notes due 2008................................        450              450
  8.875% Debentures due 2011................................        223              223
  9.65% Debentures due 2018.................................        249              249
  7.5% Senior Debentures due 2018...........................        875              875
  9% Debentures due 2021....................................        198              198
  7.6% Senior Debentures due 2028...........................        700              700
  8.00% Senior Quarterly Income Debt Securities due 2038
     (QUIDS)................................................        550              550
  Liquid Yield Option Notes (LYONs)(2)......................          9                9
                                                                 ------           ------
                                                                  5,379            5,379
                                                                 ------           ------
                                                                  7,629            7,476
Current portion of long-term debt...........................       (251)              (8)
                                                                 ------           ------
                                                                 $7,378           $7,468
                                                                 ======           ======

---------------
(1) In June 1999, the Company issued 18,500,000 units of the 7.5% Adjustable Conversion-rate Equity Security Units at a stated price of $50.125 for an aggregate initial offering price of $927 million. In
                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

    July 1999, the Company issued additional 1,525,000 units of the 7.5% Adjustable Conversion-rate Equity Security Units at a stated price of $50.125 for $77 million. Each unit consists of a contract to purchase common shares of the Company and a subordinated deferrable note of its subsidiary, Joseph E. Seagram & Sons, Inc., that is guaranteed by the Company. Under the purchase contracts, on June 21, 2002, the unit holders will purchase for $50.125 not more than one and not less than 0.8333 of one share of the Company's common shares per unit, depending on the average trading price of the common shares during a specified trading period in June 2002. The junior subordinated deferrable notes have a principle amount equal to the stated amount of the units and an interest rate of 7.62%. The interest rate on the note is subject to adjustment at March 21, 2002 and the note matures on June 21, 2004. The holders of the units are required to pay contract fees to the Company at an annual rate of .12%. These payments will be funded out of payments made in respect of the notes so that the net distributions on the notes will be 7.5%.

(2) LYONs are zero coupon notes with no interest payments due until maturity on March 5, 2006. Each $1,000 face amount LYON may be converted, at the option of the holder, into 18.44 of the Company's common shares (189,106 shares at June 30, 2000). The Company has guaranteed the LYONs on a subordinated basis.

     The Company's unused lines of credit totaled $5.5 billion and have varying terms of up to two years. At June 30, 2000, short-term borrowings comprised $248 million of bank borrowings bearing interest at market rates.

     Interest expense on long-term debt was $576 million, $380 million and $226 million in the fiscal years ended June 30, 2000, 1999 and 1998, respectively. Annual repayments and redemptions of long-term debt for the five fiscal years subsequent to June 30, 2000 are: 2001 -- $251 million; 2002 -- $674 million; 2003 -- $203 million; 2004 -- $1,407 million; and 2005 -- $9 million.

     Summarized financial information for JES and its subsidiaries is presented below. Separate financial statements and other disclosures related to JES are not provided because management has determined that such information does not provide additional meaningful information to holders of JES debt securities.

                                                               FISCAL YEARS ENDED JUNE 30,
                                                              -----------------------------
                                                               2000       1999       1998
                                                              -------    -------    -------
                                                                U.S. DOLLARS IN MILLIONS
Revenues....................................................  $2,438     $2,242     $2,144
Cost of revenues............................................  $1,514     $1,390     $1,356
Loss from continuing operations.............................  $  (37)    $   (8)    $   (8)
Discontinued Tropicana operations...........................      --         --        (17)
                                                              ------     ------     ------
Net loss....................................................  $  (37)    $   (8)    $  (25)
                                                              ======     ======     ======

                                                              JUNE 30, 2000    JUNE 30, 1999
                                                              -------------    -------------
                                                                 U.S. DOLLARS IN MILLIONS
Current assets..............................................     $ 2,232          $ 1,674
Noncurrent assets...........................................      18,377           18,602
                                                                 -------          -------
                                                                 $20,609          $20,276
                                                                 =======          =======
Current liabilities.........................................     $   879          $ 1,099
Noncurrent liabilities......................................      10,889           10,014
Shareholders' equity........................................       8,841            9,163
                                                                 -------          -------
                                                                 $20,609          $20,276
                                                                 =======          =======

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

NOTE 6  FINANCIAL INSTRUMENTS

     The carrying value of cash, cash equivalents, receivables, short-term borrowings, current portion of long-term debt and payables approximate fair value because maturities are less than one year in duration. The Company's remaining financial instruments consisted of the following:

                                                                 ASSET (LIABILITY)
                                            ------------------------------------------------------------
                                                   JUNE 30, 2000                   JUNE 30, 1999
                                            ----------------------------    ----------------------------
                                            CARRYING VALUE    FAIR VALUE    CARRYING VALUE    FAIR VALUE
                                            --------------    ----------    --------------    ----------
                                                              U.S. DOLLARS IN MILLIONS
NONDERIVATIVES
Investments (Note 4)......................     $   431         $ 1,130         $   398         $ 1,488
Long-term debt............................     $(7,378)        $(7,239)        $(7,468)        $(7,600)

DERIVATIVES HELD FOR PURPOSES OTHER THAN
  TRADING
Foreign exchange forwards.................     $    --         $     6         $    --         $    50
Interest rate swaps.......................          --             (41)             --              13
                                               -------         -------         -------         -------
                                               $    --         $   (35)        $    --         $    63
                                               =======         =======         =======         =======

     Fair value of investments was determined based on quoted market value of these securities as traded on stock exchanges. Fair value of long-term debt was estimated using quoted market prices for similar issues. The fair value for foreign exchange and interest rate instruments was based on market prices as quoted from financial institutions.

     The Company, as the result of its global operating and financing activities, is exposed to changes in interest rates and foreign currency exchange rates that may adversely affect its results of operations and financial position. In seeking to minimize the risks and costs associated with such activities, the Company manages the impact of interest rate changes and foreign currency changes on earnings and cash flows by entering into derivative contracts. The Company does not use derivative financial instruments for trading or speculative purposes.

     At June 30, 2000, the Company held interest rate swap contracts that had notional amounts of $2,250 million ($500 million at June 30, 1999). These swap agreements expire in one to seven years.

     At June 30, 2000, the Company held foreign currency forward contracts and options to purchase and sell foreign currencies, including cross-currency contracts and options to sell one foreign currency for another currency, with notional amounts totaling $1,972 million ($4,539 million at June 30, 1999). The forward contracts and options are primarily used to hedge the exchange rate exposure to foreign currency forecasted cash flows. The forecasted cash flows are principally related to intercompany sales, royalties, licenses and service fees. These derivatives have varying maturities not exceeding two years. The principal currencies hedged are the euro, British pound, Canadian dollar and Japanese yen.

     The Company minimizes its credit exposure to counter-parties by entering into contracts only with highly-rated commercial banks or financial institutions and by distributing the transactions among the selected institutions. Although the Company's credit risk is the replacement cost at the then-estimated fair value of the instrument, management believes that the risk of incurring losses is remote and that such losses, if any, would not be material. The market risk related to the foreign exchange agreements should be offset by changes in the valuation of the underlying items being hedged.

NOTE 7  COMMON SHARES, EARNINGS PER SHARE AND STOCK OPTIONS

     The Company is authorized to issue an unlimited number of common and preferred shares without nominal or par value. At June 30, 2000, 58,202,953 common shares were potentially issuable upon the
                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

conversion of the LYONs, the exercise of employee stock options, the conversion of deferred share units and the early settlement of the contracts to purchase shares under the Adjustable Conversion-rate Equity Security Units. Basic net income per share was based on the following weighted average number of shares outstanding during the fiscal years ended June 30, 2000 -- 434,544,033; June 30, 1999 -- 378,193,043; and June 30, 1998 -- 349,874,259. Diluted net income per share was based on the following weighted average number of shares outstanding during the fiscal years ended June 30, 2000 -- 441,366,684; and June 30, 1998 -- 353,604,553. Average shares of 4,933,249 were not included in the computation of 1999 diluted net income per share because to do so would have been anti-dilutive.

STOCK OPTION PLANS

     Under the Company's employee stock option plans, options may be granted to purchase the Company's common shares at not less than the fair market value of the shares on the date of the grant. Currently outstanding options become exercisable one to five years from the grant date and expire ten years after the grant date.

     The Company has adopted SFAS 123, Accounting for Stock-Based Compensation. In accordance with the provisions of SFAS 123, the Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for restricted stock. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans utilizing the methodology prescribed by SFAS 123, the Company's net income and earnings per share would be reduced to the pro forma amounts indicated below:

                                                                 FISCAL YEARS ENDED JUNE 30,
                                                              ---------------------------------
                                                                2000         1999        1998
                                                              ---------    --------    --------
                                                              U.S. DOLLARS IN MILLIONS, EXCEPT
                                                                      PER SHARE AMOUNTS
Net income (loss):
  As reported...............................................    $   40       $ 686       $ 946
  Pro forma.................................................       (49)        622         892

Basic earnings (loss) per common share:
  As reported...............................................    $ 0.09       $1.81       $2.70
  Pro forma.................................................     (0.11)       1.64        2.55

Diluted earnings (loss) per common share:
  As reported...............................................    $ 0.09       $1.81       $2.68
  Pro forma.................................................     (0.11)       1.64        2.52

     These pro forma amounts may not be representative of future disclosures. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the fiscal years ended June 30, 2000, 1999 and 1998, respectively: dividend yields of 1.1, 1.5 and 1.8 percent; expected volatility of 29, 30 and 25 percent; risk-free interest rates of 6.7, 5.1 and 5.6 percent; and expected life of six years for all periods. The weighted average fair value of options granted during the fiscal years ended June 30, 2000, 1999 and 1998 for which the exercise price equals the market price on the grant date was $22.39, $15.25 and $10.92, respectively. The weighted average fair value of options granted during the fiscal year ended June 30, 1998 for which the exercise price exceeded the market price on the grant date was $7.44.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models
                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Transactions involving stock options are summarized as follows:

                                                                                  WEIGHTED
                                                                                  AVERAGE
                                                                               EXERCISE PRICE
                                                              STOCK OPTIONS      OF OPTIONS
                                                               OUTSTANDING      OUTSTANDING
                                                              -------------    --------------
BALANCE, JUNE 30, 1997......................................   32,961,126          $31.79
Granted.....................................................    8,160,909           38.32
Exercised...................................................   (2,751,832)          26.14
Cancelled...................................................     (752,284)          38.53
                                                               ----------          ------
BALANCE, JUNE 30, 1998......................................   37,617,919           33.49
Granted.....................................................   11,674,558           45.40
Exercised...................................................   (8,489,374)          31.50
Cancelled...................................................   (3,234,811)          34.79
                                                               ----------          ------
BALANCE, JUNE 30, 1999......................................   37,568,292           37.53
Granted.....................................................    9,299,360           59.97
Exercised...................................................   (4,583,749)          31.36
Cancelled...................................................     (977,503)          49.31
                                                               ----------          ------
BALANCE, JUNE 30, 2000......................................   41,306,400           42.99
                                                               ==========          ======

     The following table summarizes information concerning currently outstanding and exercisable stock options:

                                              WEIGHTED
                                               AVERAGE
                                              REMAINING        WEIGHTED                         WEIGHTED
                                NUMBER       CONTRACTUAL       AVERAGE          NUMBER          AVERAGE
RANGE OF EXERCISE PRICES      OUTSTANDING       LIFE        EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
------------------------      -----------    -----------    --------------    -----------    --------------
under $30...................   5,451,676         2.7            $27.18         5,385,010         $27.17
$30 - $40...................  19,352,833         6.5             35.67        14,654,396          35.40
$40 - $50...................   5,562,122         8.6             47.66         1,782,782          47.71
$50 - $60...................   3,329,141         8.9             57.37           867,488          57.22
$60 - $70...................   7,610,628         9.6             61.44                --             --
                              ----------                                      ----------
                              41,306,400                                      22,689,676

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

NOTE 8  INCOME TAXES

     The following tables summarize the sources of pre-tax income and the resulting income tax expense:

GEOGRAPHIC COMPONENTS OF PRETAX INCOME

                                                              FISCAL YEARS ENDED JUNE 30,
                                                              ---------------------------
                                                               2000      1999      1998
                                                              ------    ------    -------
                                                               U.S. DOLLARS IN MILLIONS
U.S. .......................................................  $(458)    $(545)    $1,192
Canada......................................................     93        39         51
Other jurisdictions.........................................    555       (73)       368
                                                              -----     -----     ------
Income (loss) from continuing operations, before tax........    190      (579)     1,611
Discontinued Tropicana operations...........................     --     1,445        130
                                                              -----     -----     ------
Income before tax...........................................  $ 190     $ 866     $1,741
                                                              =====     =====     ======

COMPONENTS OF INCOME TAX EXPENSE

                                                              FISCAL YEARS ENDED JUNE 30,
                                                              ---------------------------
                                                               2000      1999       1998
                                                              ------    -------    ------
                                                               U.S. DOLLARS IN MILLIONS
Income tax expense (benefit) applicable to:
Continuing operations.......................................   $158      $ (33)     $638
Discontinued Tropicana operations...........................     --        376        64
                                                               ----      -----      ----
Total income tax expense....................................   $158      $ 343      $702
                                                               ====      =====      ====
Current
  Continuing operations
     Federal................................................   $ --      $(256)     $134
     State and local........................................      8          3       (20)
     Other jurisdictions....................................     67        128        77
                                                               ----      -----      ----
                                                                 75       (125)      191
  Discontinued Tropicana operations.........................     --        376        58
                                                               ----      -----      ----
                                                                 75        251       249
                                                               ----      -----      ----
Deferred
  Continuing operations
     Federal................................................    (35)       130       351
     State and local........................................     (2)         2        34
     Other jurisdictions....................................    120        (40)       62
                                                               ----      -----      ----
                                                                 83         92       447
  Discontinued Tropicana operations.........................     --         --         6
                                                               ----      -----      ----
                                                                 83         92       453
                                                               ----      -----      ----
Total income tax expense....................................   $158      $ 343      $702
                                                               ====      =====      ====

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

COMPONENTS OF NET DEFERRED TAX LIABILITY

                                                              JUNE 30, 2000    JUNE 30, 1999
                                                              -------------    -------------
                                                                 U.S. DOLLARS IN MILLIONS
Basis and amortization differences..........................     $   969          $ 1,016
DuPont share redemption.....................................       1,540            1,540
DuPont and USAi investments.................................         471              613
Unremitted foreign earnings.................................         102               89
Other, net..................................................         106              193
                                                                 -------          -------
Deferred tax liabilities....................................       3,188            3,451
                                                                 -------          -------
Employee benefits...........................................         (17)            (114)
Tax credit and net operating loss carryovers................        (515)            (256)
Valuation, doubtful accounts and return reserves............         (23)            (259)
Other, net..................................................        (703)            (697)
                                                                 -------          -------
Deferred tax assets.........................................      (1,258)          (1,326)
Valuation allowance.........................................         270               82
                                                                 -------          -------
                                                                    (988)          (1,244)
                                                                 -------          -------
Net deferred tax liability..................................     $ 2,200          $ 2,207
                                                                 =======          =======

     The Company has U.S. tax credit carryovers of $56 million, $13 million of which has no expiration date and $43 million of which have expiration dates through 2009. In addition, the Company has approximately $1,309 million of net operating loss carryovers, the majority of which have expiration dates through 2020. A portion of the valuation allowance arises from uncertainty as to the realization of certain of these tax credit and net operating loss carryovers. If realized, these benefits would be applied to reduce the unallocated purchase price.

     Deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates. Provision is made for income taxes which may be payable on foreign subsidiary earnings to the extent that the Company anticipates that they will be remitted. Unremitted earnings of foreign subsidiaries which have been, or are intended to be, permanently reinvested and for which no income tax has been provided, approximated $6,400 million at June 30, 2000. It is not practicable to estimate the additional tax that would be incurred, if any, if these amounts were repatriated.

EFFECTIVE INCOME TAX RATE -- CONTINUING OPERATIONS

                                                               FISCAL YEARS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                              2000    1999    1998
                                                              ----    ----    ----
U.S. statutory rate.........................................   35%    (35)%    35%
Goodwill amortization.......................................   58      11       1
Equity income...............................................   25      10      --
Foreign tax at other than U.S. statutory rate...............  (39)      5       4
State and local.............................................    2      --       1
Other.......................................................    2       3      (1)
                                                              ---     ---      --
Effective income tax rate -- continuing operations..........   83%     (6)%    40%
                                                              ===     ===      ==

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

     Various taxation authorities have proposed or levied assessments for additional income taxes of prior years. Management believes that settlements will not have a material effect on the results of operations, financial position or liquidity of the Company.

NOTE 9  BENEFIT PLANS

     Retirement pensions are provided for substantially all of the Company's employees through defined benefit or defined contribution plans sponsored by the Company or unions representing employees. For Company-sponsored defined benefit plans, pension expense and plan contributions are determined by independent consulting actuaries. The funding policy for tax-qualified pension plans is consistent with statutory funding requirements and regulations. Contributions to defined contribution plans are funded and expensed currently. Postretirement health care and life insurance are provided to a majority of nonunion employees in the U.S. Eligibility for benefits is based upon retirement, age and completion of a specified number of years of service. Postemployment programs, principally severance, are provided for the majority of nonunion employees. The cost of these programs is accrued based on actuarial studies. There is no advance funding for postretirement or postemployment benefits.

     The following tables pertain to the Company's defined benefit pension or postretirement plans principally in the U.S., the U.K., Canada, France, Germany and Japan, and provide reconciliations of the changes in benefit obligations, fair value of plan assets and funded status for the two-year period ending June 30, 2000:

                                                                               POSTRETIREMENT
                                                           PENSION BENEFITS       BENEFITS
                                                           ----------------    --------------
                                                            2000      1999     2000     1999
                                                           ------    ------    -----    -----
                                                                U.S. DOLLARS IN MILLIONS
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year..................  $1,339    $1,070    $ 182    $ 172
Service cost.............................................      54        48        2        2
Interest cost............................................      81        81       13       12
Plan amendements and acquisitions........................      41       220       (1)       5
Actuarial (gain) loss, net...............................     (77)       21      (12)       1
Benefits paid............................................    (101)      (81)     (11)     (10)
Translation..............................................     (12)      (20)      --       --
                                                           ------    ------    -----    -----
Benefit obligation at end of year........................  $1,325    $1,339    $ 173    $ 182
                                                           ======    ======    =====    =====
FAIR VALUE OF PLAN ASSETS
Fair value of plan assets at beginning of year...........  $1,365    $1,271    $  --    $  --
Actual return on plan assets.............................      91       127       --       --
Acquisition..............................................      --        45       --       --
Contributions............................................      16        15       11       10
Benefits paid............................................     (95)      (80)     (11)     (10)
Translation..............................................      (9)      (13)      --       --
                                                           ------    ------    -----    -----
Fair value of plan assets at end of year.................  $1,368    $1,365    $  --    $  --
                                                           ======    ======    =====    =====

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

                                                                               POSTRETIREMENT
                                                           PENSION BENEFITS       BENEFITS
                                                           ----------------    --------------
                                                            2000      1999     2000     1999
                                                           ------    ------    -----    -----
                                                                U.S. DOLLARS IN MILLIONS
FUNDED STATUS
Funded status at end of year.............................  $   43    $   26    $(173)   $(182)
Unrecognized actuarial gain..............................    (212)     (203)     (18)      (3)
Unrecognized prior service (benefit) cost................      55        15      (13)     (16)
Unrecognized net transition (asset) obligation...........      (2)        4       --       --
                                                           ------    ------    -----    -----
Accrued pension liability................................  $ (116)   $ (158)   $(204)   $(201)
                                                           ======    ======    =====    =====

     Amounts recognized in the Company's consolidated balance sheet at June 30 consist of:

                                                                                POSTRETIREMENT
                                                            PENSION BENEFITS       BENEFITS
                                                            ----------------    --------------
                                                             2000      1999     2000     1999
                                                            ------    ------    -----    -----
                                                                 U.S. DOLLARS IN MILLIONS
Prepaid benefit cost......................................  $ 198     $ 181     $  --    $  --
Accrued benefit liability.................................   (314)     (339)     (204)    (201)
                                                            -----     -----     -----    -----
Net liability recognized..................................  $(116)    $(158)    $(204)   $(201)
                                                            =====     =====     =====    =====

     Net periodic pension and other postretirement benefit costs for the fiscal years ended June 30 include the following components:

                                                  PENSION BENEFITS        POSTRETIREMENT BENEFITS
                                               -----------------------    -----------------------
                                               2000     1999     1998     2000     1999     1998
                                               -----    -----    -----    -----    -----    -----
                                                            U.S. DOLLARS IN MILLIONS
Service cost.................................  $  54    $  48    $  25     $ 2      $ 2      $ 2
Interest cost................................     81       81       70      13       12       11
Expected return on plan assets...............   (125)    (116)    (107)     --       --       --
Amortization of prior service costs..........      8        3        3      (3)      (3)      (3)
Amortization of actuarial gains..............     (7)      (6)      (6)     --       --       (1)
                                               -----    -----    -----     ---      ---      ---
Net benefit cost (credit)....................  $  11    $  10    $ (15)    $12      $11      $ 9
                                               =====    =====    =====     ===      ===      ===

     The weighted average rates and assumptions utilized in accounting for these plans for the fiscal years ended June 30 were:

                                                      PENSION BENEFITS      POSTRETIREMENT BENEFITS
                                                    --------------------    -----------------------
                                                    2000    1999    1998    2000     1999     1998
                                                    ----    ----    ----    -----    -----    -----
Discount rate.....................................   8.0%    7.3%    7.0%    8.0%     7.3%     7.0%
Expected return on plan assets....................  10.0%   10.0%   10.8%     --       --       --
Rate of compensation increase.....................   5.0%    4.5%    4.3%    5.0%     4.5%     4.3%

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $212 million, $184 million and $13 million, respectively as of June 30, 2000, and $218 million, $196 million and $15 million, respectively as of June 30, 1999.

     For postretirement benefit measurement purposes, the Company assumed growth in the per capita cost of covered health care benefits (the health care cost trend rate) would gradually decline from 8.2 percent and 7.2 percent in the pre-age 65 and post-age 65 categories, respectively in 1998 to 6 percent and 5 percent, pre-
                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

age 65 and post-age 65, respectively in 2002. In fiscal 2000, a one-percentage-point increase in the annual trend rate would have increased the postretirement benefit obligation by $7 million and the pre-tax expense by $1 million; conversely, a one-percentage-point decrease in the annual trend rate would have decreased the postretirement benefit obligation by $6 million and the pre-tax expense by $1 million.

     During 1999, the Company amended the pension plan for certain U.S. employees from a final pay plan to a cash balance pension plan. Under the new plan, participants accrue benefits based on a percentage of pay plus interest. The new cash balance plan allows lump sum benefit payments in addition to annuities. This change did not have a significant impact on the Company's net periodic pension costs for the fiscal year ended June 30, 1999.

NOTE 10  BUSINESS SEGMENT AND GEOGRAPHIC DATA

BUSINESS SEGMENT DATA

     The Company's four reportable segments are: music, filmed entertainment, recreation and other, and spirits and wine. Each reportable segment defined by the Company is a strategic business unit that offers different products and services that are marketed through different channels. Segments are managed separately because of their unique customers, technology, marketing and distribution requirements. The Company evaluates the performance of its segments and allocates resources to them based on several performance measures, including modified EBITDA (EBITDA). As defined by the Company, EBITDA consists of operating earnings (losses) before depreciation, amortization, corporate expenses and restructuring activities from consolidated companies. While not a standard measurement under GAAP, the Company believes EBITDA is an appropriate measure of operating performance, given the significant assets and goodwill associated with the Company's acquisitions. However, EBITDA could be defined differently by other companies and should be considered in addition to, not as a substitute for, other measures of financial performance including revenues and operating income. There are no intersegment revenues; however, corporate headquarters allocates a portion of its costs to each of its operating segments. The Company does not allocate interest income, interest expense, income taxes or unusual items to segments.

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

                                          FILMED        RECREATION    SPIRITS
                             MUSIC     ENTERTAINMENT    AND OTHER     AND WINE    CORPORATE     TOTAL
                            -------    -------------    ----------    --------    ---------    -------
                                                     U.S. DOLLARS IN MILLIONS
JUNE 30, 2000
Revenues..................  $ 6,236       $3,480          $  862       $5,108      $   --      $15,686
EBITDA....................  $ 1,018       $  (61)         $  188       $  727      $   --      $ 1,872
Depreciation and
  amortization............     (730)         (97)           (105)        (125)        (10)      (1,067)
Corporate expenses........       --           --              --           --        (111)        (111)
Restructuring credit......       40           19              --           --          --           59
                            -------       ------          ------       ------      ------      -------
Operating income (loss)...  $   328       $ (139)         $   83       $  602      $ (121)     $   753
                            =======       ======          ======       ======      ======      =======
Segment assets............  $16,082       $7,624          $2,568       $4,521      $2,013(1)   $32,808
Equity method
  investments.............  $    18       $3,177          $1,037       $   55      $   --      $ 4,287
Capital expenditures......  $   263       $  113          $  101       $  121      $    9      $   607
JUNE 30, 1999
Revenues..................  $ 3,751       $2,931          $  818       $4,812      $   --      $12,312
EBITDA....................  $   347       $ (136)         $  133       $  684      $   --      $ 1,028
Depreciation and
  amortization............     (473)         (70)            (88)        (132)        (10)        (773)
Corporate expenses........       --           --              --           --        (100)        (100)
Restructuring charge......     (313)         (92)             --           --          --         (405)
                            -------       ------          ------       ------      ------      -------
Operating income (loss)...  $  (439)      $ (298)         $   45       $  552      $ (110)     $  (250)
                            =======       ======          ======       ======      ======      =======
Segment assets............  $16,392       $7,735          $3,029       $5,165      $2,690(2)   $35,011
Equity method
  investments.............  $    26       $2,810          $1,151       $   52      $   --      $ 4,039
Capital expenditures......  $   135       $  134          $  134       $  128      $   --      $   531
JUNE 30, 1998
Revenues..................  $ 1,461       $2,793          $  695       $4,525      $   --      $ 9,474
EBITDA....................  $    84       $  316          $   99       $  583      $   --      $ 1,082
Depreciation and
  amortization............     (128)         (87)            (75)        (119)         (7)        (416)
Corporate expenses........       --           --              --           --        (113)        (113)
                            -------       ------          ------       ------      ------      -------
Operating income (loss)...  $   (44)      $  229          $   24       $  464      $ (120)     $   553
                            =======       ======          ======       ======      ======      =======
Segment assets............  $ 2,902       $6,638          $3,044       $5,594      $4,001(3)   $22,179
Equity method
  investments.............  $    24       $2,431          $  961       $   21      $   --      $ 3,437
Capital expenditures......  $    31       $   94          $  115       $  170      $   --      $   410

---------------
(1) Comprised of corporate assets not identifiable with reported segments ($1,294) and DuPont holdings ($719).
(2) Comprised of corporate assets not identifiable with reported segments ($1,567) and DuPont holdings ($1,123).
(3) Comprised of corporate assets not identifiable with reported segments ($1,039), DuPont holdings ($1,228) and net assets of discontinued Tropicana operations ($1,734).

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

GEOGRAPHIC DATA

     The following table presents revenues and long-lived assets by geographic area for the 2000, 1999 and 1998 fiscal years. Revenues are classified based upon the location of the customer. In addition to Canada, the Company's country of domicile, individual countries are specified if revenues or long-lived assets exceed 10 percent of the total.

                                                              FISCAL YEARS ENDED JUNE 30,
                                                              ----------------------------
                                                               2000       1999       1998
                                                              -------    -------    ------
                                                                U.S. DOLLARS IN MILLIONS
REVENUES
United States...............................................  $ 7,285    $ 5,917    $4,977
United Kingdom..............................................    1,763      1,277       769
Canada......................................................      438        325       285
Other countries.............................................    6,200      4,793     3,443
                                                              -------    -------    ------
                                                              $15,686    $12,312    $9,474
                                                              =======    =======    ======

                                                              JUNE 30, 2000    JUNE 30, 1999
                                                              -------------    -------------
                                                                 U.S. DOLLARS IN MILLIONS
LONG-LIVED ASSETS
United States...............................................     $14,872          $15,093
United Kingdom..............................................       1,654            1,905
Canada......................................................         459              456
Other countries.............................................       8,024            8,676
                                                                 -------          -------
                                                                 $25,009          $26,130
                                                                 =======          =======

NOTE 11  ADDITIONAL FINANCIAL INFORMATION

  Income Statement and Cash Flow Data

                                                              FISCAL YEARS ENDED JUNE 30,
                                                              ---------------------------
                                                               2000      1999       1998
                                                              ------    -------    ------
                                                               U.S. DOLLARS IN MILLIONS
INTEREST, NET AND OTHER EXPENSE
Interest expense............................................   $745      $ 592      $318
Interest income.............................................    (58)      (109)      (59)
Dividend income.............................................    (23)       (23)      (27)
Capitalized interest........................................     (3)        (3)       (4)
                                                               ----      -----      ----
                                                               $661      $ 457      $228
                                                               ====      =====      ====
EXCISE TAXES (included in revenues and cost of revenues)....   $883      $ 865      $726
CASH FLOW DATA
Interest paid, net..........................................   $728      $ 643      $265
Income taxes paid...........................................   $133      $ 471      $144

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

  Balance Sheet Data

                                                              JUNE 30, 2000    JUNE 30, 1999
                                                              -------------    -------------
                                                                 U.S. DOLLARS IN MILLIONS
RECEIVABLES
Trade.......................................................     $3,071           $3,227
Other.......................................................        433              432
                                                                 ------           ------
                                                                  3,504            3,659
Allowance for doubtful accounts and other valuation
  accounts..................................................       (807)            (674)
                                                                 ------           ------
                                                                 $2,697           $2,985
                                                                 ======           ======
INVENTORIES
Beverages...................................................     $2,009           $2,233
Materials, supplies and other...............................        413              394
                                                                 ------           ------
                                                                 $2,422           $2,627
                                                                 ======           ======
LIFO INVENTORIES
Estimated replacement cost..................................     $  381           $  395
Excess of replacement cost over LIFO carrying value.........       (190)            (187)
                                                                 ------           ------
                                                                 $  191           $  208
                                                                 ======           ======
OTHER CURRENT ASSETS
Film cost, net of amortization..............................     $  142           $  356
Artists' contracts..........................................        222              247
Deferred income taxes.......................................        496              491
Prepaid expenses and other current assets...................        590              642
                                                                 ------           ------
                                                                 $1,450           $1,736
                                                                 ======           ======
FILM COSTS, NET OF AMORTIZATION
Theatrical Film Costs
Released....................................................     $  174           $  320
In process and unreleased...................................        700            1,058
                                                                 ------           ------
                                                                    874            1,378
                                                                 ------           ------
Television Film Costs
Released....................................................        205              176
In process and unreleased...................................         54               53
                                                                 ------           ------
                                                                    259              229
                                                                 ------           ------
                                                                  1,133            1,607
Less: current portion.......................................        142              356
                                                                 ------           ------
                                                                 $  991           $1,251
                                                                 ======           ======

     Unamortized costs related to released theatrical and television films aggregated $379 million at June 30, 2000. Excluding the portion of the purchase price allocated to the film library which is being amortized over a 20-year life, the Company currently anticipates that approximately 75 percent of the unamortized released film costs will be amortized under the individual film forecast method during the three years ending June 30, 2003.

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

                                                              JUNE 30, 2000    JUNE 30, 1999
                                                              -------------    -------------
                                                                 U.S. DOLLARS IN MILLIONS
PROPERTY, PLANT AND EQUIPMENT
Land........................................................     $   636          $   645
Buildings and improvements..................................       1,498            1,646
Machinery and equipment.....................................       1,678            1,432
Furniture and fixtures......................................         602              476
Construction in progress....................................         272              286
                                                                 -------          -------
                                                                   4,686            4,485
Accumulated depreciation....................................      (1,587)          (1,327)
                                                                 -------          -------
                                                                 $ 3,099          $ 3,158
                                                                 =======          =======
PAYABLES AND ACCRUED LIABILITIES
Trade.......................................................     $   774          $   843
Income and other taxes......................................         227              378
Other.......................................................       2,959            3,587
                                                                 -------          -------
                                                                 $ 3,960          $ 4,808
                                                                 =======          =======

  Minority interest

     At June 30, 2000, Matsushita Electric Industrial Co., Ltd. had an approximate 7.7 percent ownership interest in the entities which own Universal's music, filmed entertainment and recreation and other assets, which was reflected as minority interest in the Company's financial statements.

NOTE 12  COMMITMENTS AND CONTINGENCIES

     The Company has various commitments for the purchase or construction of property, plant and equipment, materials, supplies and items of investment related to the ordinary conduct of business. The Company is involved in various lawsuits, claims and inquiries. Management believes that the resolution of these matters will not have a material adverse effect on the results of operations, financial position or liquidity of the Company.

NOTE 13  DIFFERENCES BETWEEN U.S. AND CANADIAN GENERALLY ACCEPTED
          ACCOUNTING PRINCIPLES

     Differences between U.S. and Canadian GAAP for these financial statements are:

     (i) The common stock of DuPont and USAi, and certain other publicly traded companies in which we hold an interest, would be carried at cost under Canadian GAAP, thereby reducing shareholders' equity by $453 million or approximately four percent at June 30, 2000. There is no effect on net income.

     (ii) Proportionate consolidation of joint ventures under Canadian GAAP would increase assets and liabilities by approximately $1,007 million and decrease working capital by approximately $40 million at June 30, 2000. There is no effect on net income.

     (iii) There are no other significant differences between U.S. and Canadian GAAP.

                                                                       U.S. GAAP

                            THE SEAGRAM COMPANY LTD.

NOTE 14  RECENT EVENTS

     On June 20, 2000, the Company, Vivendi and Canal+ announced that they had entered into a merger agreement and related agreements providing for the combination of the three companies into Vivendi Universal. The agreements provide for the completion of a series of transactions, under which the Company's shareholders will receive a number of Vivendi Universal American Depositary Shares (ADSs) based on an exchange ratio. Each Vivendi Universal ADS will represent one Vivendi Universal ordinary share. Canadian resident shareholders of the Company may elect to receive exchangeable shares of a Canadian subsidiary of Vivendi Universal that are substantially the economic equivalent of the Vivendi Universal ADSs. The exchange ratio is equal to U.S. $77.35 divided by the U.S. dollar equivalent of the average of the closing prices on the Paris Bourse of Vivendi's ordinary shares during a measuring period prior to the closing of the transactions. However, the exchange ratio will equal 0.8000 if that average is equal to or less than U.S. $96.6875 and
0.6221 if that average is equal to or exceeds U.S. $124.3369. The merger is expected to close by the end of the calendar year and is subject to customary closing conditions, including shareholder approval and all necessary regulatory approvals. There is no assurance that such approvals will be obtained.

     On August 2, 2000, the Company entered into an agreement to purchase Rondor Music, an independent music publishing company, for approximately $350 million in stock.

                                                                       U.S. GAAP

                              MANAGEMENT'S REPORT

     The Company's management is responsible for the preparation of the accompanying financial statements in accordance with generally accepted accounting principles, including the estimates and judgments required for such preparation.

     The Company has a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and financial records underlying the financial statements properly reflect all transactions. The system contains self-monitoring mechanisms, including a program of internal audits, which allow management to be reasonably confident that such controls, as well as the Company's administrative procedures and internal reporting requirements, operate effectively. Management believes that its long-standing emphasis on the highest standards of conduct and business ethics, as set forth in written policy statements, serves to reinforce the system of internal accounting controls. There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error or the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation.

     The Company's independent accountants, PricewaterhouseCoopers LLP, review the system of internal accounting controls to the extent they consider necessary to evaluate the system as required by generally accepted auditing standards. Their report covering their audits of the financial statements is presented below.

     The Audit Committee of the Board of Directors, solely comprising Directors who are not officers or employees of the Company, meets with the independent accountants, the internal auditors and management to ensure that each is discharging its respective responsibilities relating to the financial statements. The independent accountants and the internal auditors have direct access to the Audit Committee to discuss, without management present, the results of their audit work and any matters they believe should be brought to the Committee's attention.

       /s/ EDGAR BRONFMAN, JR.                 /s/ BRIAN C. MULLIGAN                 /s/ FRANK MERGENTHALER
------------------------------------   ------------------------------------   ------------------------------------
         Edgar Bronfman, Jr.                     Brian C. Mulligan                     Frank Mergenthaler
         President and Chief            Executive Vice President and Chief     Vice President Controller and Chief
          Executive Officer                      Financial Officer                     Accounting Officer

                                August 16, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of The Seagram Company Ltd.

     We have audited the accompanying consolidated balance sheet of The Seagram Company Ltd. and its subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States and Canada. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Seagram Company Ltd. and its subsidiaries at June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000, in accordance with accounting principles generally accepted in the United States which, in their application to the Company, conform in all material respects with generally accepted accounting principles in Canada.

                                          /s/ PRICEWATERHOUSECOOPERS LLP
                                          --------------------------------------
                                                PricewaterhouseCoopers LLP

New York, New York
August 16, 2000